Exhibit 99.1

For immediate release
For more information contact:	Media — Bruce Amundson (253) 924-3047
Analysts — Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports 1st Quarter Net Earnings of $755 Million
On Gain Realized in Connection With Domtar Transaction
FEDERAL WAY, Wash. (May 4, 2007) — Weyerhaeuser Company (NYSE: WY) today reported net earnings of $755 million for the first quarter of 2007, or $3.22 per diluted share, on sales of $3.9 billion.
First quarter 2007 earnings include the following after-tax items:
•	A gain of $756 million, or $3.22 per diluted share, on the distribution of the fine paper business and related assets to Weyerhaeuser shareholders. The gain includes a Canadian tax benefit of $74 million.

•	A charge of $49 million, or 20 cents per diluted share, for asset impairments and closure costs.
Excluding these charges, the company earned $48 million, or 20 cents per diluted share.
First quarter 2006 results have been recast to reflect the fine paper business and related assets included in the Domtar transaction as discontinued operations and to apply a new accounting pronouncement to expense planned major maintenance costs as incurred.
For first quarter 2006, Weyerhaeuser reported a net loss of $576 million, or $2.34 per diluted share, on net sales of $4.5 billion. First quarter 2006 earnings include the following after-tax items:
•	A charge of $746 million, or $3.03 per diluted share, for a write-off of goodwill associated with the fine paper business.

•	Income of $12 million in the Real Estate business, or 5 cents per diluted share, associated with insurance recoveries and recognition of deferred income in connection with partnership restructurings.
SUMMARY OF FIRST QUARTER BUSINESS PERFORMANCE
•	Timberlands — Log prices improved due to lower supply in the West.

•	Wood Products — Market conditions remained difficult.

•	Containerboard, Packaging and Recycling — Higher fiber and energy costs, combined with lower demand affected performance.

•	Cellulose Fibers — Prices continued to be strong for absorbent fibers, which is the segment’s focus following the completion of the Domtar transaction.

•	Real Estate and Related Assets — The segment experienced fewer closings, lower margins, and decreased land and lot activity.

•	Corporate and Other — Results reflect the gain from the Domtar transaction.
REVIEW OF STRATEGIC ALTERNATIVES FOR CBPR BUSINESS
Earlier this morning, the company announced that its board of directors has authorized a process to consider a broad range of strategic alternatives for its Containerboard, Packaging and Recycling business. Alternatives range from continuing to hold and operate the assets to a possible sale or combination. Weyerhaeuser will not speculate on the outcome of the review or whether it will result in any specific course of action.

STEVE ROGEL COMMENTS ON FIRST AND SECOND QUARTER
“During the first quarter, we delivered an installment on our commitment to focus Weyerhaeuser on those businesses where we have scale and scope to succeed,” said Steven R. Rogel, chairman, president and chief executive officer. “By completing the innovative Domtar transaction, we created significant value for shareholders through a tax-free transaction and by reducing our outstanding shares by more than 25 million. But the quarter also saw us facing significant market challenges. In response, we aggressively managed production, costs and inventory levels.
“As we look to the second quarter, we see continued challenges in many of our markets, especially in wood products where we expect to see a weaker than normal increase in seasonal demand,” Rogel said. “These conditions only underscore the need for us to continue to improve our operating performance and maintain our sharp focus on the strategic initiatives we’re implementing to create more value for our shareholders.”
SUMMARY OF FIRST QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	1Q 2007	1Q 2006	Change
Net earnings (loss)	$755	($576)	$1,331
Earnings (loss) per diluted share	$3.22	($2.34)	$5.56
Net sales	$3,891	$4,452	($561)
SEGMENT RESULTS FOR FIRST QUARTER
(Contributions to Pre-Tax Earnings)

Millions	1Q 2007	1Q 2006	Change
Timberlands	$175	$198	($23)
Wood Products	($167)	$117	($284)
Cellulose Fibers(1)	$22	($5)	$27
Fine Paper(2)	$20	($756)	$776
Containerboard, Packaging and Recycling	$67	$26	$41
Real Estate and Related Assets	$58	$172	($114)
Corporate and Other	$633	($102)	$735

(1)	Segment previously known as Cellulose Fiber and White Papers
(2)	Reflects two months of operations before transitioning to Domtar Corp. on March 7, 2007
TIMBERLANDS

	1Q 2007	4Q 2006	Change
	(13 weeks)	(14 weeks)
Contribution to pre-tax earnings (millions)	$175	$167	$8
1Q 2007 Performance — Earnings were stable as log prices were relatively unchanged throughout the quarter. Southern harvest levels declined due, in part, to the effects of damage to timberlands in Louisiana and Mississippi from Hurricane Katrina.
2Q 2007 Outlook — Weyerhaeuser expects slightly lower earnings from this segment compared with first quarter as log supply increases seasonally and housing starts remain weak. Sales of non-strategic timberlands also will be lower in the second quarter due to timing of transaction closings.
WOOD PRODUCTS

	1Q 2007	4Q 2006	Change
	(13 weeks)	(14 weeks)
Contribution (charge) to pre-tax earnings (millions)	($167)	$205	($372)

1Q 2007 Performance — Excluding the first quarter 2007 and fourth quarter 2006 items noted below, the segment’s net loss decreased from the fourth quarter but still reflects the difficult market conditions.
First quarter 2007 included a pre-tax item of $56 million for impairment charges associated with the intended sales of the Canadian distribution business and Miramichi, New Brunswick oriented strand board mill.
Fourth quarter 2006 included the following pre-tax items:
•	A refund of $344 million countervailing and anti-dumping duties resulting from the settlement of the Canadian Softwood Lumber dispute.

•	Income of $95 million for reversal of the alder litigation reserve.

•	Charges of $48 million for facility closures and related asset impairments.
Weak demand resulted in a five-year low for oriented strand board prices and modestly lower prices for engineered products compared with fourth quarter. Average lumber prices improved slightly from fourth quarter.
2Q 2007 Outlook — The company expects a weak spring building season. Weyerhaeuser foresees some improvement in earnings compared with first quarter, but still expects the segment to operate at a significant loss.
CELLULOSE FIBERS

	1Q 2007	4Q 2006	Change
	(13 weeks)	(14 weeks)
Contribution to pre-tax earnings (millions)	$22	$58	($36)
1Q 2007 Performance — The first quarter was one of transition for the former Cellulose Fiber and White Papers segment. The company completed the Domtar transaction which included the fine paper business and the Kamloops, British Columbia pulp mill. Fine paper is now reported in a separate segment. Cellulose Fibers segment results included earnings of $9 million in first quarter 2007 from the Kamloops mill compared with $10 million in fourth quarter 2006.
During the first quarter, market conditions for absorbent fibers continued to improve. The segment’s earnings were affected by costs for scheduled, annual maintenance downtime at the New Bern, N.C., Columbus, Miss., and Longview, Wash. mills. Weyerhaeuser now expenses those costs in the quarter they occur. Previously, the company had amortized planned major maintenance costs over the year.
2Q 2007 Outlook — Weyerhaeuser expects stronger earnings from this segment compared with first quarter as prices for absorbent fibers continue to improve. The company plans to take routine, annual maintenance downtime at two mills during the quarter.
CONTAINERBOARD, PACKAGING AND RECYCLING

	1Q 2007	4Q 2006	Change
	(13 weeks)	(14 weeks)
Contribution to pre-tax earnings (millions)	$67	$71	($4)
1Q 2007 Performance — Higher fiber and energy costs, combined with reduced sales volume resulted in slightly lower earnings compared with fourth quarter. During the quarter, prices for old corrugated containers and wood chips continued to increase. The California freeze reduced produce box demand. An ice storm caused a five-day curtailment at the Cedar River, Iowa containerboard mill. The segment benefited from its intense focus on reducing supply chain costs.
2Q 2007 Outlook — Earnings for the segment are expected to increase from first quarter levels. The company expects that the benefits from seasonally higher box shipments will be partially offset by continued high fiber prices and costs for scheduled, annual maintenance downtime.

REAL ESTATE AND RELATED ASSETS

	1Q 2007	4Q 2006	Change
	(13 weeks)	(14 weeks)
Contribution to pre-tax earnings (millions)	$58	$293	($235)
1Q 2007 Performance — Earnings decreased from fourth quarter due to lower margins and the seasonal decline in single-family home closings was amplified by a weak housing market. In addition, the fourth quarter included earnings of approximately $138 million from sales of land, lots and an apartment project. The backlog of homes sold, but not closed, is approximately five months.
2Q 2007 Outlook — Weyerhaeuser expects earnings from this segment to be slightly lower than the first quarter as single-family margins continue to decline. Potential earnings from sale of land, lots or other real estate related assets may result in an improved earnings outlook.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2006, sales were $21.9 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on May 4 to discuss first quarter results.
To access the conference call from within North America, dial 1-800-218-0530 at least 15 minutes before the call. Those calling from outside North America should dial 1-303-205-0033. Replays will be available for one week at 1-800-405-2236 (access code — 11087925#) from within North America and at 1-303-590-3000 (access code — 11087925#) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q1 2007 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company’s markets in the second quarter 2007; expected earnings and performance of the company’s business segments during the second quarter 2007, demand and pricing for the company’s products in the second quarter 2007, seasonal increase in OCC and fiber costs in the second quarter 2007 and annual maintenance outages in the second quarter 2007; and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:
•	The effect of general economic conditions, including the level of interest rates and housing starts;

•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;

•	Energy prices;

•	Raw material prices;

•	Chemical prices;

•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;

•	The successful execution of internal performance plans;

•	The level of competition from domestic and foreign producers;

•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	The effect of weather;

•	The risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	Transportation costs;

•	Legal proceedings;

•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and

•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.